Calculation of Filing Fee Tables
S-8
Praxis Precision Medicines, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	Other	870,000	$ 67.25	$ 58,507,500.00	0.0001531	$ 8,957.50
Total Offering Amounts:						$ 58,507,500.00		$ 8,957.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,957.50
Offering Note
[1]	(1) This Registration Statement on Form S-8 (the "Registration Statement") registers the offer and sale of 870,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), of Praxis Precision Medicines, Inc., which may become issuable under the Praxis Precision Medicines, Inc. 2024 Inducement Plan (the "Plan"). (2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plan to prevent dilution resulting from any stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. (3) Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on February 25, 2025, which date is within five business days prior to filing this Registration Statement.